Exhibit 99.2

VCAT ANNOUNCES RECEIPT OF AN ACQUISITION PROPOSAL FROM

INTERNATIONAL GAME TECHNOLOGY AT $2.58 PER SHARE

SAN DIEGO—(BUSINESS WIRE)—June 15, 2006—Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT - News), announced today that it has received a proposal from International Game Technology (“IGT”) (NYSE: IGT) to acquire all of VCAT’s outstanding shares for $2.58 per share in cash.

The proposed transaction would be in the form of a merger with a wholly-owned subsidiary of IGT. Immediately following the merger, it is anticipated that VCAT’s gaming consulting services division (exclusive of its Mariposa software division) would be sold to an entity controlled by certain members of VCAT’s current management, including L. Donald Speer, II, VCAT’s Chairman of the Board and largest shareholder, for approximately $4.5 million in promissory notes. It is anticipated that the new consulting entity comprised of L. Donald Speer, II and the executive management team in VCAT’s current consulting services division, would continue to provide services to the Barona Group of Capitan Grande Band of Mission Indians and to other clients. The purchasers of the gaming consulting services division would also enter into a three year consulting agreement with IGT.

The Board of Directors has appointed a special committee (the “Committee”), comprised of John Farrington and Cornelius E. (“Neil”) Smyth, both of whom are disinterested directors, to review the proposed transaction. The Committee has engaged Duff & Phelps, LLC as its financial advisor and the law firm of Paul, Hastings, Janofsky & Walker LLP as counsel to the Committee to assist it in its evaluation of the proposal.

VCAT has agreed to a period of exclusive negotiations with IGT pursuant to an exclusivity agreement. The proposal may be modified, supplemented or withdrawn by IGT at any time.

Any proposed acquisition will be subject to, among other things, (a) obtaining any necessary third-party consents or waivers, including the Barona Group of Capitan Grande Band of Mission Indians; (b) applicable regulatory approvals, including the Barona Gaming Commission; (c) the negotiation, execution, and delivery of definitive agreements; (d) approval of the proposed transaction by the Committee, the full Board of Directors and VCAT’s shareholders; and (e) receipt of a fairness opinion by the Committee.

The Board of Directors cautions the Company’s shareholders and others considering trading in its securities that there can be no assurances that any definitive offer by IGT will be made nor that any definitive agreement will be approved or consummated between the parties.

Any proposed acquisition may only be completed in accordance with applicable state and federal laws. This press release shall not constitute an offer or a solicitation of an offer to buy any securities nor shall it constitute a solicitation of a proxy to vote with respect to any transaction.

If the parties sign a definitive merger agreement, VCAT will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS OF VCAT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE FORM 8-K FILED IN CONNECTION WITH THIS PRESS RELEASE, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, VCAT, 591 Camino De La Reina, Suite 418, San Diego, California 92108. In addition, documents filed with the SEC by VCAT will be available free of charge at the SEC’s web site at http://www.sec.gov.

If the parties sign a definitive merger agreement, VCAT and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of VCAT in favor of the acquisition. Information about the executive officers and directors of VCAT and their ownership of VCAT common stock will be set forth in VCAT’s proxy statement which will be filed with the SEC. Certain directors and executive officers of VCAT may have direct or indirect interests in the merger due to securities holdings, pre-existing or future indemnification arrangements, vesting of options, or rights to severance or retention payments in connection with the merger. Additional information regarding VCAT’s and the interests of its executive officers and directors in the acquisition, will be contained in the proxy statement regarding the acquisition that will be filed by VCAT with the SEC.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed transaction and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to VCAT as of today’s date, and VCAT does not assume any obligations to update any of these statements. The forward-looking statements are not guarantees of the future performance of VCAT and actual results may vary materially from the results and expectations discussed. For instance, although IGT has offered to acquire all of the outstanding stock of VCAT, no definitive agreements have been executed and any such acquisition would be subject to various conditions.

About VCAT

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California and has offices in Las Vegas, Nevada.

For more information contact:

Kevin McIntosh

Venture Catalyst Incorporated

(619) 330-4000

About IGT

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

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